AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of May 20, 2025 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“Custodian”), and GRANDEUR PEAK GLOBAL TRUST, a Delaware statutory trust (the “Trust”, including its separate Portfolios listed on Exhibit A).

WHEREAS, the Custodian and the Trust entered into a Custodian Agreement, dated as of February 23, 2023 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

Whereas, the Custodian and the Trust desire to make certain modifications to the terms of the Agreement as further detailed herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Custodian and the Trust hereby agree as follows:

1.                  The Agreement is hereby amended by Exhibit A in its entirety and substituting therefore the updated Exhibit A attached hereto.

2.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

3.                  This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

4.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: __/s/ Kate Ahalt__________________________

Name: Kate Ahalt

Title: Managing Director

Date: June 24, 2025

grandeur peak global trust

By: ___/s/ Timothy Burdick________________

Name: Timothy Burdick

Title: Vice President

Date: June 23, 2025

EXHIBIT A

TO

CUSTODIAN AGREEMENT

Dated as of February 23, 2023 between GRANDEUR PEAK GLOBAL TRUST and BROWN BROTHERS HARRIMAN & CO.

Updated as of May 20, 2025

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Contrarian Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak International Stalwarts Fund

Grandeur Peak U.S. Stalwarts Fund

Grandeur Peak Global Explorer Fund

Grandeur Peak International Contrarian Fund